Re: Questions 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2,
74V1 and 74V2

 The following funds offer Investor Class, Service
 Class and Class A shares.

	U.S. Government Plus ProFund (Series 77)
	Rising Rates Opportunity 10 ProFund (Series 11)
	Rising Rates Opportunity ProFund (Series 78)

 Within the N-SAR, the total income dividends
 (72DD1 and 72DD2) and number of shares (74U1 and 74U2) presented have been combined as follows:

	 72DD1-74U1  Investor Class shares
	 72DD2-74U2  Service Class and Class A shares

 The following is a class breakout of the total income distributions (000's), NAV's, income distributions per share and shares outstanding(000's) at July 31, 2009:

  Total Income	NAV	Income Distributions	Shares Outstanding
  Distributions (000's)		per share	(000's)
Investor Class
U.S. Government Plus ProFund  1,211	   33.61   0.34   882
Rising Rates Opportunity 10 ProFund	 45 	 24.53   0.03   2,579
Rising Rates Opportunity ProFund   786	 14.50   0.08   14,174

Service Class
U.S. Government Plus ProFund  12	 33.41    0.04    100
Rising Rates Opportunity 10 ProFund	 - 	 25.32    -    10
Rising Rates Opportunity ProFund  - 	 14.20    -   674

Class A
U.S. Government Plus ProFund    	 -   	 33.65    0.22 	 2
Rising Rates Opportunity 10 ProFund	 -   	 25.84 	 -	 -
Rising Rates Opportunity ProFund	 -   	 14.83 	 0.07  	 -